BLUE DOLPHIN ENERGY COMPANY




                                                                    EXHIBIT 99.1
                                  NEWS RELEASE
FOR IMMEDIATE RELEASE                                           November 1, 2004

Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

BLUE DOLPHIN ENERGY ANNOUNCES THE SALE OF NEW AVOCA GAS STORAGE

Blue Dolphin Energy Company (the "Company") announced today that it and WBI Pipeline & Storage Group, Inc. ("WBI") consummated the sale of New Avoca Gas Storage, LLC ("New Avoca"). The Company, holding a 25% equity interest in, and the manager of, New Avoca, and WBI, holding a 75% equity interest in New Avoca, sold all of their interests in New Avoca to SemGas, L.P., a business segment of SemGroup, L.P.

Pursuant to the terms of the Purchase and Sales Agreement, SemGas paid the Company $.9 million net to its 25% interest plus a future payment of $.4 million net to its 25% interest, subject to the commencement of commercial operations from a storage cavern at the New Avoca natural gas storage facility prior to October 29, 2011. New Avoca was formed to develop a natural gas storage facility in Avoca, New York.

The Company expects to use the proceeds from this sale for working capital and general corporate purposes. The Company now believes that the proceeds from this transaction will satisfy its working capital requirements through second quarter of 2005.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding the Company's working capital requirements, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate, and the production and development of oil and gas properties. Questions should be directed to Brian Lloyd, Vice President, Treasurer, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.